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                                                             Exhibit 2.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

          AMENDMENT, dated as of May 11, 1999 (this "Amendment"), to the Agreement and Plan of Merger, dated as of April 27, 1999, (the "Plan"), by and among Zions Bancorporation, a Utah corporation, Regency Bancorp, a California corporation, and Regency Bank, a California corporation. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

          WHEREAS, the parties hereto have entered into the Plan and now wish to amend certain provisions of the Plan, as set forth below.

          NOW, THEREFORE, the parties hereto hereby adopt and make this Amendment, as follows:

          1. AMENDMENTS. (a) Paragraph (a)(i) of Section 3.01 of the Plan is hereby amended and restated in its entirety to read as follows:

          "(i) Each share, excluding Treasury Stock and Dissenters' Shares, of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.3233 of a share of Zions Common Stock (the "EXCHANGE RATIO"), subject to adjustment as set forth in clause (ii) below and as set forth in Section 3.05."

          (b) A new Section 3.07 is hereby added to Article III of the Plan, which new Section 3.07 reads as follows:

          "3.07 DISSENTERS' RIGHTS. Any Dissenting Shareholder (as defined below) who shall be entitled to be paid the "fair market value" of his or her Dissenters' Shares (as defined below), as provided in Section 1300 of the CGCL, shall not be entitled to the Merger Consideration in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01 hereof. As used herein, "DISSENTING SHAREHOLDER" means a shareholder who holds Dissenters' Shares. As used herein, "DISSENTERS'SHARES" means shares held by a shareholder with respect to which such shareholder, in accordance with the CGCL,

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     delivers a written demand to Company or its transfer agent on or prior to the date of the Company Meeting in accordance with Section 1301 of the CGCL."

          2. COUNTERPARTS. This Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          3. No OTHER CHANGES. Except as modified by this Amendment, the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                 REGENCY BANCORP

                                 By
                                     Name: Steven F. Hertel
                                     Title: Chairman, President and
                                            Chief Executive Officer

                                 REGENCY BANK

                                 By
                                     Name: Steven F. Hertel
                                     Title: Chairman, President and
                                     Chief Executive Officer

                                 ZIONS BANCORPORATION

                                 By:
                                     Name: Dale M. Gibbons
                                     Title: Chief Financial Officer